SHAREHOLDER MEETING (Unaudited)

On May 4, 2001, a special shareholder meeting was held at which the five Trustees identified below were elected and the selection of KPMG LLP as the independent certified public accountants and auditors of the Trust for the fiscal year beginning November 1, 2000 was ratified (Proposal No. 1) as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:


Nominee/Proposal                    For                       Withheld                  Total

Trustees
Robert G. Galli                     26,490,642                382,543                   26,873,185
Benjamin Lipstein                   26,414,422                458,763                   26,873,185
Kenneth A. Randall                  26,430,892                442,293                   26,873,185
Edward V. Regan                     26,474,619                398,566                   26,873,185
Russell S. Reynolds, Jr.            26,486,507                386,678                   26,873,185

                                    For                       Against                   Abstain                    Total
Proposal No. 1                      26,471,755                153,190                   248,240                    26,873,185